Exhibit 99.3

Avid Bioservices Announces Pricing of Private Placement of Convertible Notes

TUSTIN, Calif., March 6, 2024 -- Avid Bioservices, Inc. (NASDAQ:CDMO), a dedicated biologics contract development and manufacturing organization (CDMO), announced today the pricing of $160 million aggregate principal amount of 7.00% Convertible Senior Notes due 2029 (the “2029 Notes”). In connection with the offering, the company entered into private placement purchase agreements with the several purchasers, each of whom is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the offering is subject to customary closing conditions and is expected to take place on March 12, 2024.

The 2029 Notes will represent senior unsecured obligations of the company and will accrue interest payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2024. The notes will mature on March 1, 2029, unless earlier converted or repurchased.

Before September 1, 2028, holders will have the right to convert their 2029 Notes only upon the satisfaction of specified conditions and during certain periods. On or after September 1, 2028 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their 2029 Notes at any time. Upon conversion, the company will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. The conversion rate for the 2029 Notes will initially be 101.1250 shares of the company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.89 per share of the company’s common stock). The initial conversion price represents a premium of approximately 12.5% over the last reported sale price of $8.79 per share of the company’s common stock on March 6, 2024. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued or unpaid interest.

The 2029 Notes are not redeemable and no sinking fund is provided for the 2029 Notes. If the company undergoes a “fundamental change” (as defined in the indenture that will govern the 2029 Notes), then, subject to certain conditions and limited exceptions, holders may require the company to repurchase for cash all or any portion of their 2029 Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2029 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date, the company will, in certain circumstances, increase the conversion rate for a holder who elects to convert its 2029 Notes in connection with such a corporate event.

The company expects to use the net proceeds from the Offering (i) to repurchase for cash a portion of its 1.250% Exchangeable Senior Notes due 2026 (the “2026 Notes”) in privately negotiated transactions from certain noteholders and (ii) to the extent there are 2026 Notes outstanding after such repurchase, to repay in full any remaining outstanding 2026 Notes by depositing the required payoff amount with the trustee under the indenture of the 2026 Notes.

The 2029 Notes and any shares of the company’s common stock issuable upon conversion of the 2029 Notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Further, this press release is not an offer to repurchase the 2026 Notes. As described in the Current Report on Form 8-K filed by the company on March 6, 2024, all of the 2026 Notes have been accelerated and became due and payable pursuant to an acceleration notice the company received from a holder of the 2026 Notes on February 29, 2024.

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding the timing, size and expected completion of the offering of 2029 Notes, the use of proceeds from the offering, and other statements that are not statements of historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, those related to market and other conditions; the risk that the conditions to the closing of the proposed offering are not satisfied; and other risks and uncertainties that are described in the Risk Factors section of our annual report on Form 10-K for the fiscal year ended April 30, 2023, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com